Exhibit 99.1

SERONO AND RIGEL SIGN AGREEMENT TO DEVELOP AND COMMERCIALIZE AURORA KINASE INHIBITORS

Rigel to file IND for lead product candidate R763 by end of 2005

South San Francisco, Calif., USA and Geneva, Switzerland –October 25, 2005 - Rigel Pharmaceuticals, Inc (Nasdaq: RIGL) and Serono (virt-x: SEO and NYSE: SRA) today announced that they have signed an agreement under which Serono has been granted an exclusive license to develop and commercialize product candidates from Rigel’s Aurora kinase inhibitor program. The license is worldwide, except for Japan, which Serono has an option to include at any time within the next two years.

Rigel’s Aurora kinase inhibitor program includes R763, for which Rigel expects to file an investigational new drug (IND) application in December 2005.   R763 is a highly potent, orally-available multi-Aurora kinase inhibitor that has been shown in vitro and in in vivo tumor xenograft models to inhibit proliferation and trigger apoptosis in several tumor cell lines including the cervix, colon, lung, pancreas and prostate.

Under the terms of the agreement, Rigel will receive initial payments totaling $25 million, comprised of a license fee of $10 million and purchase of $15 million of Rigel’s common stock, at a premium to the market price.  With additional development and sales-based milestone payments for R763, Rigel could receive up to $160 million in total, as well as royalties on any eventual product sales of R763 and other Aurora kinase inhibitors developed under the agreement.

Serono will be responsible for the further development and commercialization of R763, as well as any other product candidates arising from Rigel’s Aurora kinase inhibitor program.

“This partnership with Rigel further strengthens our portfolio of R&D projects in oncology, and confirms our commitment to develop specialist drugs to tackle significant areas of unmet medical need”, said Dr Tim Wells, Senior Executive Vice President, Research and Development, Serono.  “We believe that inhibition of Aurora kinase is a promising approach to treating cancer and Rigel has produced some of the most promising candidates we have seen.  We look forward to moving R763 into the clinic in 2006.”

“Serono has been extraordinarily proactive in building and advancing its portfolio in oncology,” said Donald G Payan, MD, Executive Vice President and Chief Scientific Officer of Rigel.  “R763 is a potent, selective inhibitor of Aurora kinase and fits well into Serono’s oncology strategy.  We are confident that Serono will be equally proactive in realizing the potential of this product candidate.”

Aurora Kinase and Cancer

The over-expression of Aurora kinase can cause cells to rapidly develop an abnormal number of chromosomes. Elevated levels of Aurora kinase are frequently associated with various human cancers, such as cancers of the breast, bladder, colon, ovary, head and neck, and pancreas. Inhibition of Aurora kinase arrests cell division and promotes programmed cell death (apoptosis). Increased knowledge of Aurora kinase and its regulation may result in future treatments for cancer.

Rigel’s lead oncology drug candidate, R763, is a highly potent inhibitor of Aurora kinase, that has been shown to potently inhibit proliferation and trigger apoptosis in several tumor cell lines including cervix, colon, lung, pancreas and prostate. Rigel discovered R763 using its proprietary cell-based PAD assays applied to tumor cell lines.

About Serono

Serono is a global biotechnology leader.  The Company has eight biotechnology products, Rebif®, Gonal-f®, Luveris®, Ovidrel®/Ovitrelle®, Serostim®, Saizen®, Zorbtive™ and Raptiva®.  In addition to being the world leader in reproductive health, Serono has strong market positions in neurology, metabolism and growth and has recently entered the psoriasis area.  The Company’s research programs are focused on growing these businesses and on establishing new therapeutic areas, including oncology.  Currently, there are approximately 30 ongoing development projects.

In 2004, Serono achieved worldwide revenues of US$2,458.1 million, and a net income of US$494.2 million, making it the third largest biotech company in the world.  Its products are sold in over 90 countries.  Bearer shares of Serono S.A., the holding company, are traded on the virt-x (SEO) and its American Depositary Shares are traded on the New York Stock Exchange (SRA).

About Rigel

Rigel is a late-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory diseases, cancer and viral diseases. Our goal is to move one new product candidate for a significant indication into the clinic each year. We have achieved this goal since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. We have three product development programs in allergy/asthma, rheumatoid arthritis and cancer.

The agreement with Serono represents Rigel’s fifth collaboration in oncology.  Rigel has signed oncology partnerships with Merck on various ubiquitin ligase targets (signed 2004), Daiichi on a specific ubiquitin ligase target (2002), Novartis on anti-angiogenesis targets (2000) and Johnson & Johnson on cell cycle inhibition (1998).  In addition, this is Rigel’s third major collaboration in the last 12 months.

Serono forward-looking statements

Some of the statements in this press release are forward looking. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Serono S.A. and affiliates to be materially different from those expected or anticipated in the forward-looking statements. Forward-looking statements are based on Serono’s current expectations and assumptions, which may be affected by a number of factors, including those discussed in this press release and more fully described in Serono’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on March 16, 2005. These factors include any failure or delay in Serono’s ability to develop new products, any failure to receive anticipated regulatory approvals, any problems in commercializing current products as a result of competition or other factors, our ability to obtain reimbursement coverage for our products, the outcome of government investigations and litigation and government regulations limiting our ability to sell our products. Serono has no responsibility to update the forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this press release.

Rigel Forward-looking statements

This press release contains “forward-looking” statements, including statements related to Rigel’s potential receipt of milestone and royalty payments for R763 and royalties on global sales and the potential efficacy of product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of pre-clinical or clinical development or commercialization of the affected product candidates or research programs, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. Rigel does not undertake any obligation to update forward-looking statements.